EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the El Paso Corporation 2005 Omnibus Incentive Compensation Plan  (as amended and restated) of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of El Paso Corporation as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of internal control over financial reporting of El Paso Corporation as of December 31, 2009, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

                                     /s/ Ernst & Young LLP

                                     Houston, Texas
                                     August 9, 2010